                         Independent Auditors' Consent

The Board of Directors
Frontier Airlines, Inc.:

We consent to the incorporation by reference in the registration statements Nos.
333-13333,  333-31389,  333-42746,  and 333-83811 on Forms S-8, and registration statement No. 333-86256 on Form S-3, of Frontier Airlines,  Inc. of our report dated May 22, 2003,  with respect to the balance  sheets of Frontier  Airlines,
Inc. as of March 31, 2003 and 2002, and the related  statements of  operations, stockholders'  equity,  and cash flows for each of the years in the  three-year period  ended  March 31,  2003,  which  report  appears in the March 31,  2003 annual  report on Form 10-K of  Frontier Airlines, Inc.

Our report refers to a change in accounting for aircraft maintenance check from the  accrual  method of accounting to the direct expense method in costs.

KPMG LLP

Denver, Colorado
June 26, 2003